EXHIBIT 12




            CATERPILLAR FINANCIAL SERVICES CORPORATION

              STATEMENT SETTING FORTH COMPUTATION OF
                 RATIO OF PROFIT TO FIXED CHARGES
                            (Unaudited)
                       (Millions of Dollars)



                                   Three Months       Nine months
                                      Ended              Ended
                                  Sept.    Sept.    Sept.    Sept.
                                   30,      30,      30,      30,
                                  1997     1996     1997    1996

Net Income                          23.0   $ 22.1      71.9   $ 58.5

Add:
  Provision for income taxes        13.2     11.6      40.2     33.0

Deduct:
  Equity in profit of               (.6)     (.6)     (1.9)    (1.8)
partnerships

Profit before taxes                    $   $ 33.1    $110.2   $ 89.7
                                    35.6

Fixed charges:
  Interest on borrowed funds      $ 96.6   $ 82.7    $263.9   $232.3
  Rentals at computed interest*      1.0       .6       2.3      1.8

Total fixed charges               $ 97.6   $ 83.3    $266.2   $234.1

Profit before taxes plus fixed    $133.2   $116.4    $376.4   $323.8
charges

Ratio of profit before taxes
plus                                1.36     1.40     1.41     1.38
  fixed charges to fixed charges

*Those portions of rent expense that are representative of interest cost.